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                                                               EXHIBIT 23.2


              INDEPENDENT ACCOUNTANTS CONSENT AND REPORT ON SCHEDULE


The Board of Directors
Breakaway Solutions, Inc.;


         The audits referred to in our report dated February 4, 2000, except for paragraph five of note 6, which is as of March 7, 2000, included the related consolidated financial statement schedule as of December 31, 1999, and for each of the years in the three-year period ended December 31, 1999, included in the Annual Report on Form 10-K. The consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statement schedule based on our audits. In our opinion such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

         We consent to the incorporation by reference in the registration statement (No. 333-88537) on Form S-8 of Breakaway Solutions, Inc. of our report dated February 4, 2000, except for paragraph five of note 6, which is as of March 7, 2000, relating to the consolidated balance sheets of Breakaway Solutions, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, statements of stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which report appears in the December 31, 1999, Annual Report on Form 10-K of Breakaway Solutions, Inc.

                                                                 /s/ KPMG LLP

Boston, Massachusetts
March 30, 2000